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                                                                     EXHIBIT 2.6






                                     BETWEEN





                           SENTO AUSTRALIA PTY LIMITED
                                 of the one part


                                       AND


                               MICHAEL PETER SELIG
                                of the other part







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                              EMPLOYMENT AGREEMENT

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                                 Michael Osborne
                                 and Associates
                                    LAWYERS
                          Level 21, 1 O'Connell Street
                                 Sydney NSW 2000



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         Telephone: 02 9241 1211 Facsimile: 02 9221 8364 DX: 1113 SYDNEY
                 Email: mosbasso@ozemail.com.au   Ref: 985122




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THIS AGREEMENT dated September 30, 1998

BETWEEN: SENTO AUSTRALIA PTY LIMITED (A.C.N. 074 678 774) of Level 6, 51 Rawson Street, Epping in the State of New South Wales (hereinafter called the "Company") of the one part

AND: MICHAEL PETER SELIG of 7a Chaleyr Street, Willoughby in the State of New South Wales (hereinafter called the "Employee").

WHEREAS:

A. The Company conducts the business of developing, licensing and distributing software products.

B.             The Company is the wholly owned subsidiary of Sento Corporation.

C. The Company and Sento Corporation have recently acquired the copyright in certain software products and rights to distribute other software from Functional Software Pty Limited ("FS").

D. The Employee provided certain services to FS in connection with FS's business.

E. As a result of the acquisition of the business of FS by the Company and Sento Corporation, the Company has requested the Employee and the Employee has agreed to provide services to the Company.

F. The Employee is to provide the services as an employee on the following terms and conditions.


NOW THIS AGREEMENT WITNESSES:

1.1     SERVICES TO BE PROVIDED BY THE EMPLOYEE

1.1     The Employee shall:-

        (a) Act as the Company's Director of Architecture responsible for the design, research, development and implementation of software and shall oversee the technical direction of the Company;

        (b)    oversee the manning of the help desk; and

        (c) undertake such other duties as shall be given to the Employee by the Company from time to time.

1.2 The Employee agrees he will well and faithfully serve the Company and use his best endeavours to promote the Company's interests and welfare.


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1.3     The Employee shall devote his time and attention to the business of the
        Company on a full time basis to the exclusion of any other work and will at all times act in the Company's best interests.

1.4 The Employee acknowledges that the principal location for performing his services will be Sydney, Australia.

1.5     The Employee shall:-

        (a) Refrain from acting, or being seen to act, in conflict with the Company's best interests.

        (b) Use his best efforts to protect and promote the Company's reputation.

        (c) Ensure at all times that the Company's records are kept at the Company's principal place of business or removed only to the extent and for the time necessary for the Employee to comply with this Agreement.

1.6     The Employee must not do anything that:-

        (a)    Results in the Employee competing with the Company.

        (b)    Otherwise adversely affects the Company.

        (c) Hinders the Employee's performance of his duties owed to the Company.

2.      TERM OF THIS AGREEMENT

2.1 Subject to clauses 2.3 and 2.4 this Agreement shall commence on the date of this agreement and terminate after the expiration of 2 years.

2.2 If prior to 3 months before the expiration of 2 years from the date of this agreement no written notice has been given by the Company to the Employee or by the Employee to the Company the term of this Agreement shall be extended by another 12 months and thereafter for successive 12 month periods unless at least 3 months before each 12 month period either party has given written notice to the other that it wishes the engagement under this agreement to terminate at the end of that 12 month period.

2.3     This Agreement shall be determined:-

        (a)     On the death of the Employee.

        (b) Upon the Company giving three months notice in writing determining this agreement in the event the Employee becomes incapacitated by illness or injury of any kind which effectively prevents him from performing his obligations under this Agreement for three consecutive months.


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2.4     Despite any other term of this Agreement, the Company may at any time after the commencement of this Agreement give to the Employee not less than 6 months written notice that it wishes the engagement to terminate and the Employee acknowledges that 6 months' shall be reasonable in the circumstances.

3.      SALARY AND OTHER REMUNERATION

3.1 In consideration of the services provided by the Employee to the Company, the Company agrees to pay the Employee a total salary package of $100,000.00 per annum and in addition the Company shall pay the minimum superannuation contribution it is required to make on behalf of the Employee by Law.

3.2 The fee shall be paid fortnightly, one week in advance and one week in arrears.

3.3 The salary shall be reviewed on the expiration of 2 years from the date of this Agreement.

3.4 On provision of all documentary evidence reasonably required by the Company, the Company will reimburse the Employee for all reasonable travel, accommodation and general expenses incurred by the Employee in performance of his duties under this Agreement.

4.      BONUS

4.1 Subject to the terms of this clause, the Employee will be eligible to be paid a bonus which in any year shall not exceed $50,000.00.

4.2 Once every quarter, the performance of the Employee shall be reviewed to determine whether the bonus is to be paid. The decision to pay the bonus shall be in the Company's absolute discretion.

4.3 In the event the Company determines to pay the bonus, it may in its discretion pay up to 40% of the bonus by transfer to the Employee of unregistered stock in Sento Corporation, a Utah Corporation and for the purposes of determining the value of the Stock payable to the Employee pursuant to this clause, the value shall be the closing selling price of the Stock in the United States on the NASDAQ exchange on the day being the date on which the Company determines the bonus shall be payable (or if no sales are made on that day - the next day on which a sale is made) less 10%. The conversion rate to be applied from US dollars to Australian dollars shall be the average of the purchase price and the selling price of US dollars as quoted by National Australia Bank Limited on the date the Company determines the bonus shall be paid.

4.4 The bonus shall be paid seven days from the date of determination by the Company.




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5.      HOLIDAYS AND SICK LEAVE

5.1 The Employee shall be entitled to ten paid days sick leave in each year. Sick leave entitlements shall not accrue from year to year.

5.2 The Employee shall be entitled to twenty paid working days holiday in each year, without loading. Holidays shall accrue from year to year.

6.      CONFIDENTIAL INFORMATION AND CONFIDENTIALITY

6.1     In this clause 6:-

        "Confidential Documents" means documents, disks, memory, notebooks, tapes or any other medium, whether or not eye-readable, on which Confidential Information may from time to time be referred to, written, held or recorded.

        "Confidential Information" means all information which may be imparted in confidence or be of a confidential nature relating to the business or prospective business, plans or internal affairs of the Company of any Group Company and in particular all know-how, marketing information, trade secrets, unpublished information relating to the Company's or any Group Company's intellectual property and any other commercial, financial or technical information relating to the business of the Company or any Group Company or to any customer or supplier, officer or employee of the Company or Group Company or to any member or person interested in the share capital of the Company or any Group Company.

        "Group Company" means Sento Corporation or any corporation related to the Company.

6.2 The Employee shall not during the continuance of this Agreement, other than in the proper course of his duties and for the benefit of the Company, nor at any time thereafter:-

        (a) Use, disclose or communicate to any person any Confidential Information which they shall have come to know or have received or obtained at any time (whether before on or after the date of this Agreement) by reason of or in connection with the Employee's services with the Company; or

        (b) copy or reproduce in any form or by or on any media or divide or allow others access to or to copy or reproduce Confidential Documents.

6.3 The Employee acknowledges that all Confidential Documents at any time in his control or possession are and shall at all times remain the absolute property of the Company or a Group Company and the Employee undertakes, both during and after the term of this Agreement:-



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        (a)    To exercise due care and diligence to avoid and use all
               reasonable endeavours to prevent any unauthorised publication, disclosure, copying, reproduction or use of the Confidential Information and the Confidential Documents;

        (b) at the direction of the Company, to deliver up copies of all documents (whether or not lawfully made or obtained) and to delete Confidential Information from any document comprising a re-usable medium; and

        (c) to do such things and sign such documents at the expense of the Company as shall be necessary to give effect to this clause and/or to provide evidence that it has been complied with.

6.4     The restrictions in clause 6.2:-

        (a) Will not restrict the Employee from disclosing (but only to a proper recipient) any Confidential Information which he is required to disclose by law or any order of the Court or any relevant regulatory body, provided that the Employee shall have given prior written notice to the Company of the requirement and of the information to be disclosed and allowed the Company an opportunity to comment on the requirement before making the disclosure; and

        (b) will not apply to Confidential Information which is or which comes into the public domain otherwise than as a result of an unauthorised disclosure by the Employee or any other person who owes the Company an obligation of confidentiality in relation to the information disclosed.

6.5 The Employee agrees that the restrictions set out in this clause 6 are without prejudice to any other duties of confidentiality owed to the Company and the Group Company whether express or implied and are to survive the termination or expiry of this Agreement (howsoever arising).

7.      WAIVER

        No waiver by either party of any performance of the other party required by this Agreement or any default under the terms of this Agreement shall constitute or imply, whether by passage of time or otherwise, any further waiver of a future performance or default.

8.      PROPER LAW

        This Agreement shall be governed by and construed in accordance with the laws of the State of New South Wales.



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9.      NOTICES

        All notices, requests and other communications to be given by either party to the other pursuant to the provisions of this Agreement shall be in writing and shall be deemed to have been duly given if sent by pre-paid letter, by telex or by facsimile to the address, telex or facsimile number herein or notified in writing by either party to the other from time to time. Pre-paid mail shall be deemed to have been received two (2) working days after posting. Telex and facsimile messages shall be deemed to have been received on the receipt by the sender of the confirmation received code if between the hours of 9.00 am and 6.00 pm Mondays to Fridays excluding Public and Bank Holidays but if the confirmation code is received by the sender outside such times, such facsimile or telex shall be deemed to have been received at 9.00 am on the next working day.

10.     SEVERABILITY

        In the event that any of the provisions of this Agreement shall be held by a Court or other tribunal of competent jurisdiction to be invalid or unenforceable, the remaining portions of this Agreement shall remain in full force and effect and shall be construed so as to best effectuate the intentions of the parties in executing it.

11.     ENTIRE AGREEMENT

11.1 This Agreement constitutes the entire agreement between the parties concerning the subject-matter hereof, and supersedes all prior agreements, both oral and written, representations, statements, negotiations and undertakings;

11.2 this agreement may not be varied unless such variation is reduced to writing, dated and executed by both parties hereto.

12.     INTERPRETATION

        In the interpretation of this Agreement, the Recitals, and the Schedules unless there is something in the subject matter or context inconsistent therewith:-

        (a) words importing the singular include the plural and vice versa and words importing any gender shall include the others;

        (b) words importing persons shall be deemed to include all bodies and associations, corporate or unincorporated and governmental and statutory authorities;

        (c) expressions referring to writing shall, unless the contrary intention appears be construed as including references to printing, lithography, photography and other modes of representing or reproducing words in a visible form;

        (d) a reference to a statute or statutory provision shall be deemed to include any statute or statutory provision which amends, extends, consolidates or replaces


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              the same or which has been amended, extended, consolidated or replaced by the same and any orders, regulations, instruments or other subordinate legislation made thereunder;

        (e) all titles and paragraph headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement;

        (f) all references to clauses, recitals and schedules are to clauses of and recitals and schedules to this Agreement;

        (g) all references to dollars and expressions preceded by the symbol "$" shall be to Australian currency and all references to cost, value and price shall be to cost, value and price expressed in Australian currency;

        (h) "month" means calendar month and "year" has a corresponding meaning;

        (i)   "company" and "Company" include that company's subsidiaries.

        (j)   "$" of "dollars" means Australian currency.


EXECUTED AS AN AGREEMENT

THE COMMON SEAL of
SENTO AUSTRALIA PTY
LIMITED was hereunto
affixed in accordance with its Articles
of Association in the presence of:                 -----------------------------
                                                   Director

----------------------------------
Director/Secretary


SIGNED, SEALED AND DELIVERED
by the said MICHAEL PETER SELIG
in the presence of:                                -----------------------------


----------------------------------
Witness